UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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The following communications will appear from time to time in the company’s corporate communications channels.

ENERGY FACTOR

Today, natural gas and methane can seem inseparable. After all, methane is the largest component of cleaner-burning natural gas.

While natural gas can help power modern life with fewer emissions compared to coal, unintended methane leaks that make their way into the atmosphere can contribute to climate change.

ExxonMobil is working to help address society’s dual challenge: How to provide the energy the world needs while also mitigating the risks of climate change.

As part of helping to address society’s dual challenge, ExxonMobil has undertaken an unprecedented industry-leading effort to reduce methane emissions from its upstream operations. It is a resource-intensive enterprise. The work is painstaking, and success depends on finding, testing and scaling the latest technologies. Behind this effort is a team of experts and the solutions that they find may be helpful to others’ response to their own methane leaks.

Here is that story and some of those people.

Standalone quote:

This is more than just a job – this feels personal. I can see our operations and how we manage our methane emission. It makes me proud to work for a company that has stepped up and taken this so seriously. — Heather Child, Lead, Air Compliance Group, Permian Basin

— quotes/three photos——

Left Copy block:

Every day ExxonMobil employees are researching ways to reduce methane emissions from our upstream operations. It is a goal shared across the company and the results are also shared broadly among some industry collaborators.

The work entails:

•	Leading the call for voluntary measures that go beyond current regulations

•	Conducting leak inspections and repair surveys in the field

•	Upgrading existing equipment throughout the supply chain

•	Applying the latest information to new facility designs to minimize emissions

•	Working with new technology providers for innovative solutions

•	Culling vast data to better evaluate standard working procedures

Stat call-out:

Achieved 15% reduction in corporate methane emissions versus 2016 levels.

The challenge

The shale development renaissance of the last decade has transformed America’s energy landscape, especially in places like Appalachia, West Texas and New Mexico. A network of drilling rigs, pipelines and storage and processing facilities spanning thousands of miles makes it all work.

These fields, like the Permian Basin in Texas and New Mexico, are some of the most remote areas of the United States. They’re sparsely populated, dusty and battered by relentless wind and heat. To find a methane leak in these conditions, across such vast acreage, is not simple.

Methane is odorless and colorless, as well. When leaked, there are only a small number of methane molecules for the volume of surrounding air. A gust of wind can easily disperse those molecules, obscuring the source.

To date, voluntary programs and regulations (where they exist) depend on inspectors with specialized methane-detecting cameras visiting each site periodically to point the cameras at each potential source. To improve upon this time consuming and often logistically difficult monitoring process, ExxonMobil has tested drones, aircraft and even satellites for flyovers. The company has also installed sensors on some ground-based infrastructure, capturing reams of data for analysts to investigate methane leaks.

Improving the means to find and fix leaks faster takes human power, hardware, software and patience.

Super text box:

I think the work is important because we have a role to play. I truly believe it is important to be a good neighbor. We manage many environmental issues, and the progress I help achieve on methane can be applied to all of industry.—Clara Benavides, Facilities Engineer, Midland Basin

The technology:

Right now, there isn’t a single solution that can address unintended methane leaks, but the more tools available and people involved, the easier it can be to figure out what works.

One of the most important steps in addressing such a wide-ranging challenge is bringing outside thinkers to the table. That is why ExxonMobil has been proactive in working with third-party tech companies that are developing new ways of zeroing in on methane emissions.

From new imaging devices attached to drones and planes, to sophisticated sensors fixed and mounted to infrastructure in the field, the technology advances are adding new tools to the methane detection toolbox. The data, when analyzed, allows for quicker responses to unintended leaks and even better insight into equipment maintenance programs.

ExxonMobil continues to push for innovative solutions and today is testing new technologies with industry stakeholders. Specifically, the company is involved in a new study called Project Falcon, a pilot program to test and implement cost-effective, continuous methane emissions monitoring. By using sensors to monitor on-the-ground infrastructure, crews can then pinpoint emissions and leaks.

With Project Falcon, some natural gas production and processing facilities will be surrounded by these sensors, which would trigger an alert so that personnel can be dispatched to that specific spot to mitigate the problem.

It is the technological equivalent of finding needles in a haystack with a magnet, rather than countless attempts with your fingers alone.

Standalone quote:

I’ve been in this industry for almost 30 years. And this is by far the most rewarding role I’ve had. At a refinery we had systems to find leaks, but that was at a dense facility in a confined area. Trying to do the same across the vast areas of the upstream is a different animal altogether. — Matt Kolesar, Chief Environmental Scientist

Stat call-out:

23,000 voluntary leak surveys on more than 5.2M components at more than 9,500 sites since initiating the voluntary methane reduction program

The company’s commitment:

All of this takes time, people and investment. It takes leadership, dedication and belief in a possible solution. ExxonMobil has embraced all of these to address methane emissions across our U.S. unconventional operations.

Between 2016 and 2020, the company eliminated more than 67,000 tonnes of methane from its U.S. unconventional operations. This was achieved in part by deploying voluntary leak detection, enhancing its operations, upgrading old equipment, training workers and investing in technologies.

Stat call-out:

67,000+ tonnes of methane cut from unconventional U.S. operations

When regulations from the federal government were relaxed or eliminated in 2020, ExxonMobil continued, and enhanced, its approach to clamp down on methane emissions. And the company believes that advances in reducing methane emissions in operations could be applied to other producers, no matter their size.

ExxonMobil’s efforts will continue into the future with potential new technology and dedicated workers to reduce methane emissions in our operations to help address society’s dual challenge of providing the energy the world needs while also mitigating the risks of climate change.

WEBSITE

As part of helping to address so:iety’s dual challenge, ExxonMobil has undertaken an unprecedented industry-leading effort to reduce methane emissions from its upstream operations. It is a resource -int!‘nsive entrprise. The work is painstaking, and success depends on finding, testing and scaling the latest technologies. Behind this effort is a team of experts and th’ solutions that theyfind may be helpful to others’ response to th!‘ir own methane leaks. Here is that story and some of those people. emptoyeeJ ertrtseerthlngWifYStocutmeCI\Ineet’nlln!OM. ttIs mh:JJOn lhoar’edeaossthe compwty. encf mtlts 1rashl

A view from the field Speooftlll gremto By” iounlhltlprlpOII” VOLUNTARYLEAK Ontoott EXIUOIJh SURVEYS ON MORE THANonmov\ 5.2M COMPONENTS AT MORE THAN 9,500 SITES SINCE INITIATING TH VOLUNTARY METHANE REDUCTION PROGRAM

EF NEWSLETTER EF Newsletter Copy (220- ExxonMobil is taking bold steps to address unintended methane emissions in its upstream operations. The 250 characters) company’s voluntary effort involves technology, human power and a dedication to being an industry leader in this fight. SOCIAL MEDIA SOCIAL VIDEO Post Copy A: We’ve undertaken an industry-leading effort to reduce methane emissions from our upstream operations. Meet one of the experts leading this challenge to find, test and scale methane detection technologies. Post Copy B: Meet one of the experts leading the challenge to find, test and scale methane detection technologies. ART CARD Post Copy: We’ve reduced methane emissions from our upstream operations by assessing our production sites, upgrading old equipment, training workers and investing in technologies. Learn more about our efforts. [LINK TO EF] Video Copy/Supers https://youtu.be/s5073ug_kUI [Animated Audio Card] “To really reduce methane emissions, it requires a lot of different teams, a lot of different tools and different technologies.” Heather Child, Lead, Air Compliance Group, Permian Basin

Static image Copy/Supers 67,000+ tonnes of methane cut from U.S. unconventional operations [Graph: 2016-2019] Reduction of methane

End of document.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.